Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)Registration Statement (Form S-8 No. 333-252040) of Sealed Air Corporation,
(2)Registration Statement (Form S-8 No. 333-226619) of Sealed Air Corporation,
(3)Registration Statement (Form S-8 No. 333-223460) of Sealed Air Corporation,
(4)Registration Statement (Form S-8 No. 333-196508) of Sealed Air Corporation,
(5)Registration Statement (Form S-8 No. 333-176267) of Sealed Air Corporation, and
(6)Registration Statement (Form S-8 No. 333- 89090) of Sealed Air Corporation;
of our report dated February 19, 2019, except for Notes 3, 6, 17 and 18, as to which the date is March 2, 2020, with respect to the consolidated financial statements of Sealed Air Corporation and subsidiaries included in this Annual Report (Form 10-K) of Sealed Air Corporation for the year ended December 31, 2020.

/s/ Ernst & Young LLP

Charlotte, North Carolina
February 25, 2021